Exhibit 99.1

PARK PLACE ENERGY INC.

Final regulatory approval received in connection with acquisition of Turkish oil and gas production companies

Dallas, Texas, November 29, 2016 – Park Place Energy Inc. (OTCQB: PKPL) (“Park Place” or the “Company”) has received the final regulatory approval to purchase three oil and gas exploration and production companies operating in Turkey from Tiway Oil B.V. (“Tiway”). With all required regulatory approvals now in hand, the Company and the seller are now working on the documentation to close the transaction. Closing is anticipated to occur later this year or in January 2017.

As previously announced, in December 2015, Park Place entered into a Share Purchase Agreement with Tiway to acquire the three subsidiaries of Tiway (the “Tiway Companies”). The Tiway Companies are oil and gas exploration and production companies operating in Turkey. They own interests in 3 producing oil and gas fields, one offshore and two onshore, as well as a number of exploration licenses and operate one of the onshore fields. The purchase price is $2.1 million USD. The effective date of the transaction is January 1, 2016. The transaction was subject to the satisfaction of several closing conditions, including the approval of Turkish gas marketing agency, the Energy Market Regulatory Authority of the Republic of Turkey, and the approval of the Turkish agency that regulates petroleum affairs, the General Directorate of Petroleum Affairs of the Ministry of Energy and Natural Resources of the Republic of Turkey, both of which have now been obtained.

The Tiway Companies report that current production is about 300 BOE/D (year-to-date average 402 BOE/D) (barrels of oil equivalent per day). Approximately two-thirds of the production is gas (selling now at about $6.50 per mcf) and one-third of the production is oil (selling at a slight discount to Brent). The Company is planning operations to enhance production levels post-closing.

In Bulgaria, the Company is still awaiting clearance to commence its license activities. In April 2014, the Company entered into a license agreement covering a coal bed methane play in Northeast Bulgaria. Prior to commencing work on the license, the Company secured the approval from the Bulgarian environmental agency of its work plans. This decision was appealed to an administrative court. The most recent administrative court proceedings appear favorable and it is anticipated a decision will be forthcoming in early 2017.

About Park Place Energy Inc.

Park Place Energy Inc. is an energy company engaged in the exploration for oil and natural gas. For further information, please see our website: www.parkplaceenergy.com or email us: contact@parkplaceenergy.com.

Cautionary Statement Regarding Forward-Looking Statements

This release contains forward-looking statements, which are based on current expectations, estimates, and projections about the Company’s business and prospects, as well as management’s beliefs, and certain assumptions made by management. Words such as “anticipates,” “expects,” “intends,” “plans,” “believes,” “seeks,” “estimates,” “may,” “should,” “will” and variations of these words are intended to identify forward-looking statements. Such statements speak only as of the date hereof and are subject to change. The Company undertakes no obligation to publicly revise or update any forward-looking statements for any reason. These statements include, but are not limited to, statements about the Company’s expansion and business strategies and anticipated growth opportunities and the amount of fundraising necessary to achieve it. Such statements are not guarantees of future performance and are subject to certain risks, uncertainties, and assumptions that are difficult to predict. Accordingly, actual results could differ materially and adversely from those expressed in any forward-looking statements as a result of various factors. These factors include operational and geological risks, the ability of the Company to raise necessary funds for exploration; the fact that the Company does not operate all its properties; changes in law or governmental regulations, including tax and environmental requirements; the outcome of commercial negotiations; changes in technical or operating conditions; and other factors discussed from time to time in the Company’s Securities and Exchange Commission filings, including but not limited to the most recently filed Annual Report on Form 10-K and subsequent reports on Forms 10-Q and 8-K.

Company Contacts:

Scott C. Larsen, President and CEO

Francis M. Munchinski, Secretary and Treasurer

Park Place Energy Inc.

214-220-4340